Exhibit 99.4

MYRIAD GENETICS, INC.

RESTRICTED STOCK UNIT AWARD NOTICE

(Performance-Based)

1.	Name of Participant:	Paul J. Diaz

2.	Grant Date:	August [__], 2020

3.	Vesting Start Date:	August [__], 2020

4.	Number of Restricted Stock Units (“RSUs”) Awarded:	[_________]

5.	Vesting Schedule: This Award shall be earned and vest as follows provided (except as otherwise set forth below) the Participant is an Employee of the Company or of an Affiliate on the applicable vesting date:

This Award shall be earned based on achievement of the milestones for the fiscal year ending June 30, 2021 set forth on Appendix A hereto (the “Milestones”), with achievement of the Milestones to be evaluated by the Administrator at a meeting of the Administrator following publication of the Company’s audited financial statements for the fiscal year ending June 30, 2021 (the “Milestone Achievement Evaluation Date”). To the extent the Award is determined to have been earned, the Award will vest as follows:

	On the Milestone Achievement Evaluation Date	25% of the Award

	On the second anniversary of the Vesting Start Date	25% of the Award

	On the third anniversary of the Vesting Start Date	25% of the Award

	On the fourth anniversary of the Vesting Start Date	25% of the Award

Notwithstanding the foregoing:

(a)

Termination by the Company without Cause or by the Participant for Good Reason. In the event that (i) the Participant’s employment is terminated by the Company other than for Cause, Disability or death, or (ii) the Participant terminates his employment for Good Reason, subject to and in accordance with the conditions set forth in this Agreement and Sections 4(c)(iii) and 4(f) of the Employment Agreement, this Award shall vest to the extent scheduled to vest on or before the date two (2) years following the Termination Date; provided that for purpose of determining the portion of this Award that will vest under this Section 5(a), (i) in the event the Termination Date is prior to the Milestone Achievement Evaluation Date, the Award shall remain outstanding and eligible to be earned on the Milestone Achievement Evaluation Date, and (ii) to the extent earned, each annual vesting installment (other than the first vesting installment) set forth above in this Section 5 shall be deemed to vest in monthly installments over the one-year period preceding the applicable scheduled annual vesting date (i.e., if an acceleration pursuant to this Section 5(a) occurred, for purposes of determining such acceleration, the 25% of the Award scheduled to vest on the Milestone Achievement Evaluation Date shall still be considered to vest on the Milestone Achievement Evaluation Date, the 25% of the Award scheduled to vest on the second anniversary of the Vesting Start Date shall be considered to vest in twelve (12) monthly installments following the first anniversary of the Vesting Start Date, and so on, and the portion of the Award that vests pursuant to this clause will be the portion of such monthly vesting installments (together with the 25% of the Award scheduled to vest on the Milestone Achievement Evaluation Date) that would be scheduled to vest on or before the date two (2) years following the Termination Date less the portion of the Award that had already vested pursuant to its terms before the Termination Date), with no additional pro-rata vesting for a portion of a month if the end of such two (2)-year period falls between the deemed monthly vesting dates; and

(b)

Termination by the Company without Cause or by the Participant for Good Reason Following a Change of Control. In the event that a Change of Control occurs, and within a period of three (3) months prior to, upon, or twenty four (24) months following a Change of Control, either (i) the Participant’s employment is terminated by the Company other than for Cause, Disability or death, or (ii) the Participant terminates his employment for Good Reason, subject to and in accordance with the conditions set forth in this Agreement and Sections 4(e)(iii) and 4(f) of the Employment Agreement, this Award shall fully vest; and

(c)

Termination by the Company as a Result of the Participant’s Disability or Death. In the event that the Participant’s employment is terminated by the Company as a result of the Participant’s Disability or death, subject to and in accordance with the conditions set forth in this Agreement and Sections 4(d)(ii) and 4(f) of the Employment Agreement, this Award shall vest (i) to the extent of certification by the Administrator that Achievement of any Milestone occurred prior to the Termination Date, and (ii) with respect to any earned portion of this Award, in a pro rata amount based on the period of employment between the most recent vesting date prior to the

Termination Date and the Termination Date, provided that for purpose of determining the portion of the Award that vests under this Section 5(c)(ii), the annual vesting installments shall be deemed to vest in monthly installments over the applicable year of service, with no additional pro-rata vesting for a portion of a month if the Termination Date falls between the deemed monthly vesting dates .

The Award is granted to the Participant pursuant to the Participant’s Executive Employment Agreement with the Company dated August 13, 2020 (the “Employment Agreement”), and any capitalized terms not defined herein are defined in the Employment Agreement.

The Company and the Participant acknowledge receipt of this Restricted Stock Unit Award notice and agree to the terms of the Restricted Stock Unit Agreement attached hereto, and the terms of this Award as set forth above (collectively, this “Agreement”).

This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

MYRIAD GENETICS, INC.

By:
S. Louise Phanstiel
Board Chair

Paul J. Diaz

MYRIAD GENETICS, INC.

RESTRICTED STOCK UNIT AGREEMENT -

INCORPORATED TERMS AND CONDITIONS

AGREEMENT made as of the date of grant set forth in the Restricted Stock Unit Award Grant Notice by and between Myriad Genetics, Inc. (the “Company”), a Delaware corporation, and Paul J. Diaz (the “Participant”).

WHEREAS, the Company desires to grant to the Participant RSUs related to the Company’s common stock, $0.01 par value per share (“Common Stock”), as an inducement material to the Participant’s entering into employment as President and Chief Executive Officer of the Company, effective August 13, 2020, in accordance with the terms of the Employment Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Definitions.

Unless otherwise specified or unless the context otherwise requires, the following terms, as used in this Agreement, have the following meanings:

Administrator means the Board of Directors, unless it has delegated power to act on its behalf to the Committee, in which case the term Administrator means the Committee.

Affiliate means a corporation which, for purposes of Section 424 of the Code, is a parent or subsidiary of the Company, direct or indirect.

Board of Directors means the Board of Directors of the Company.

Cause has the meaning given to such term in the Employment Agreement.

Change of Control has the meaning given to such term in the Employment Agreement.

Code means the United States Internal Revenue Code of 1986, as amended, including any successor statute, regulation and guidance thereto.

Committee means the committee of the Board of Directors to which the Board of Directors has delegated power to act.

Director means any member of the Board of Directors.

Disability or Disabled has the meaning given to such term in the Employment Agreement.

Employee means any employee of the Company or of an Affiliate (including, without limitation, an employee who is also serving as an officer or director of the Company or of an Affiliate).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Good Reason has the meaning given to such term in the Employment Agreement.

RSUs means Restricted Stock Units granted as an inducement award under Nasdaq Listing Rule 5635(c)(4).

Securities Act means the Securities Act of 1933, as amended.

Survivor means the deceased Participant’s legal representatives and/or any person or persons who acquire the Option by will or by the laws of descent and distribution.

1. Grant of Award. The Company hereby grants to the Participant an award for the number of RSUs set forth in the Restricted Stock Unit Award Grant Notice (the “Award”). Each RSU represents a contingent entitlement of the Participant to receive one share of Common Stock, on the terms and conditions and subject to all the limitations set forth herein.

2. Vesting of Award.

(a) Subject to the terms and conditions set forth in this Agreement, the Award granted hereby shall vest as set forth in the Restricted Stock Unit Award Grant Notice and is subject to the other terms and conditions of this Agreement. On each vesting date set forth in the Restricted Stock Unit Award Grant Notice, the Participant shall be entitled to receive such number of shares of Common Stock equivalent to the amount of RSUs set forth opposite such vesting date provided that the Participant is employed by the Company or an Affiliate on such vesting date (except as otherwise set forth herein). Such shares of Common Stock shall thereafter be promptly delivered (and in all events within thirty (30) days) by the Company to the Participant following the applicable vesting date and in accordance with this Agreement.

(b) Except as otherwise set forth in the Restricted Stock Unit Award Notice and this Agreement, if the Participant ceases to be employed for any reason by the Company or by an Affiliate (the “Termination Date”) prior to a vesting date set forth in the Restricted Stock Unit Award Grant Notice, then as of the Termination Date, all unvested RSUs shall immediately be forfeited to the Company and this Agreement shall terminate and be of no further force or effect.

3. Prohibitions on Transfer and Sale. This Award (including any additional RSUs received by the Participant as a result of stock dividends, stock splits or any other similar transaction affecting the Company’s securities without receipt of consideration) shall not be transferable by the Participant otherwise than (i) by will or by the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules thereunder, or (iii) to a “family member” as such term is defined in the SEC’s General Instructions to a Registration Statement on Form S-8, pursuant to a transfer agreement approved by the Administrator (which approval shall not unreasonably be withheld) in which the family member acknowledges and agrees to the terms of this Agreement. Except as provided in the previous sentence, the shares of Common Stock to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetency, to the Participant’s guardian or representative). This Award shall not be assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process. Any attempted transfer, assignment, pledge, hypothecation or other disposition of this Award or of any rights granted hereunder contrary to the provisions of this Section 3, or the levy of any attachment or similar process upon this Award shall be null and void.

4. Adjustments. Upon the occurrence of any of the following events, the Participant’s rights with respect to the award shall be adjusted as hereinafter provided.

(a) Stock Dividends and Stock Splits. If (i) the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, or (ii) additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock, the Award and the number of shares of Common Stock deliverable thereunder shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made to reflect such events. No fractional shares shall be issued under this Agreement.

(b) Corporate Transactions. If the Company is to be consolidated with or acquired by another entity in a merger, consolidation, or sale of all or substantially all of the Company’s assets other than a transaction to merely change the state of incorporation (a “Corporate Transaction”), either (a) the Administrator or the board of directors of any entity assuming the obligations of the Company hereunder, shall make appropriate provision for the continuation of the Award by substituting on an equitable basis for the Common Stock then subject to the Award either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity, or (b) the Board of Directors may, in its discretion, provide that immediately prior to consummation of the Corporate Transaction, the Award shall be fully vested.

(c) Recapitalization or Reorganization. In the event of a recapitalization or reorganization of the Company other than a Corporate Transaction pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, the Participant shall be entitled to receive after the recapitalization or reorganization for the price paid, if any, the number of replacement securities which would have been received if such shares had been issued prior to such recapitalization or reorganization.

(d) Dissolution or Liquidation of the Company. Upon the dissolution or liquidation of the Company other than in connection with a transaction, recapitalization or reorganization referenced in Section 4(b) or 4(c), the RSUs will terminate and become null and void.

5. Securities Law Compliance. The Participant specifically acknowledges and agrees that any sales of shares of Common Stock shall be made in accordance with the requirements of the Securities Act. If the Company does not have an effective registration statement on file with the Securities and Exchange Commission with respect to the Common Stock to be issued hereunder for any reason, the Participant will not be able to transfer or sell any of the shares of Common Stock issued to the Participant pursuant to this Agreement unless exemptions from registration or filings under applicable securities laws are available. Furthermore, despite registration, applicable securities laws may restrict the ability of the Participant to sell his or her Common Stock, including due to the Participant’s affiliation with the Company. The Company shall not be obligated to either issue the Common Stock or permit the resale of any shares of Common Stock if such issuance or resale would violate any applicable securities law, rule or regulation.

Unless the offering and sale of the shares to be issued upon the particular vesting of the Award shall have been effectively registered under the Securities Act, the Company shall be under no obligation to issue the Common Stock covered by such vesting unless and until the following conditions have been fulfilled:

(a) The Participant shall warrant to the Company, at the time of such vesting, that the Participant is acquiring the Common Stock for his or her own account, for investment, and not with a view to, or for sale in connection with, the distribution of any such shares, in which event the Participant shall be bound by the provisions of the following legend (or a legend in substantially similar form) which shall be endorsed upon the certificate evidencing the shares issued pursuant to the Award:

“The shares represented by this certificate have been taken for investment and they may not be sold or otherwise transferred by any person, including a pledgee, unless (1) either (a) a registration statement with respect to such shares shall be effective under the Securities Act of 1933, as amended, or (b) the Company shall have received an opinion of counsel satisfactory to it that an exemption from registration under such Act is then available, and (2) there shall have been compliance with all applicable state securities laws.”

(b) If the Company reasonably and in good faith determines that such an opinion is necessary, the Company shall have received an opinion of its counsel that the shares may be issued in compliance with the Securities Act without registration thereunder. Without limiting the generality of the foregoing, the Company may delay issuance of the Shares until completion of any action or obtaining of any consent, which the Company reasonably and in good faith deems necessary under any applicable law (including without limitation state securities or “blue sky” laws), which the Company shall use commercially reasonable efforts to promptly obtain, provided, however, that any such delay shall not result in any liability to the Participant for any tax, penalty or interest under Section 409A of the Code.

6. Rights as a Stockholder. The Participant shall have no right as a stockholder, including voting and dividend rights, with respect to the RSUs subject to this Agreement.

7. Tax Liability of the Participant and Payment of Taxes. The Participant acknowledges and agrees that any income or other taxes due from the Participant with respect to this Award or the shares of Common Stock to be issued pursuant to this Agreement or otherwise sold shall be the Participant’s responsibility. Without limiting the foregoing, the Participant agrees that if under applicable law the Participant will owe taxes at each vesting date on the portion of the Award then vested, the Company shall be entitled to immediate payment from the Participant of the amount of any tax or other amounts required to be withheld by the Company by applicable law or regulation. Any taxes or other amounts due shall be paid, at the option of the Company as follows:

(a) through reducing the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to the statutory minimum of the Participant’s total tax and other withholding obligations due and payable by the Company. Fractional shares will not be retained to satisfy any portion of the Company’s withholding obligation. Accordingly, the Participant agrees that in the event that the amount of withholding required would result in a fraction of a share being owed, that amount will be satisfied by withholding the fractional amount from the Participant’s paycheck; or in the alternative, at the election of the Company, the Company may additionally reduce the number of shares of Common Stock entitled to be issued to the Participant on the applicable vesting date in an amount equal to those additional whole shares necessary to cover the minimum of the Participant’s total tax and other withholding obligations due and payable by the Company, and to the extent the proceeds of such sale exceed the Company’s withholding obligation, the Company agrees to pay such excess cash to the Participant as soon as practicable or to apply such excess as a payment of the Participant’s federal income tax withholding amount;

(b) requiring the Participant to deposit with the Company an amount of cash equal to the amount determined by the Company to be required to be withheld with respect to the statutory minimum amount of the Participant’s total tax and other withholding obligations due and payable by the Company or otherwise withholding from the Participant’s paycheck an amount equal to such amounts due and payable by the Company; or

(c) if the Company believes that the sale of shares can be made in compliance with applicable securities laws, authorizing, at a time when the Participant is not in possession of material nonpublic information, the sale by the Participant on the applicable vesting date of such number of shares of Common Stock as the Company instructs a registered broker to sell to satisfy the Company’s withholding obligation, after deduction of the broker’s commission, and the broker shall be required to remit to the Company the cash necessary in order for the Company to satisfy its withholding obligation. To the extent the proceeds of such sale exceed the Company’s withholding obligation the Company agrees to pay such excess cash to the Participant as soon as practicable, or to apply such excess as a payment of the Participant’s federal income tax withholding amount. In addition, if such sale is not sufficient to pay the Company’s withholding obligation the Participant agrees to pay to the Company as soon as practicable, including through additional payroll withholding, the amount of any withholding obligation that is not satisfied by the sale of shares of Common Stock. The Participant agrees to hold the Company and the broker harmless from all costs, damages or expenses relating to any such sale. The Participant acknowledges that the Company and the broker are under no obligation to arrange for such sale at any particular price. In connection with such sale of shares of Common Stock, the Participant shall execute any such documents requested by the broker in order to effectuate the sale of shares of Common Stock and payment of the withholding obligation to the Company. The Participant acknowledges that this paragraph is intended to comply with Section 10b5-1(c)(1(i)(B) under the Exchange Act.

It is the Company’s intention that the Participant’s tax obligations under this Section 7 shall be satisfied through the procedure of Subsection (c) above, unless the Company provides notice of an alternate procedure under this Section, in its discretion. The Company shall not deliver any shares of Common Stock to the Participant until it is satisfied that all required withholdings have been made.

8. Participant Acknowledgements and Authorizations.

The Participant acknowledges the following:

(a) The Company is not by this Award obligated to continue the Participant as an employee of the Company or an Affiliate.

(b) The grant of this Award is considered a one-time benefit and does not create a contractual or other right to receive any other award, benefits in lieu of awards or any other benefits in the future.

(c) The value of this Award is an extraordinary item of compensation outside of the scope of the Participant’s employment or consulting contract, if any. As such the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the shares of Common Stock is unknown and cannot be predicted with certainty.

(d) The Participant (i) authorizes the Company and each Affiliate and any agent of the Company or any Affiliate facilitating the grant or administration of the Award, to disclose to the Company or any of its Affiliates such information and data as the Company or any such Affiliate shall request in order to facilitate the grant or administration of the Award; and (ii) authorizes the Company and each Affiliate to store and transmit such information in electronic form for the purposes set forth in this Agreement.

9. Notices. Any notices required or permitted by the terms of this Agreement shall be given by recognized courier service, facsimile, registered or certified mail, return receipt requested, addressed as follows:

If to the Company:

Myriad Genetics, Inc.

Attention: General Counsel

320 Wakara Way

Salt Lake City, UT 84108

If to the Participant, to the last known address provided to the Human Resources department by the Participant or to such other address or addresses of which notice in the same manner has previously been given. Any such notice shall be deemed to have been given on the earliest of receipt, one business day following delivery by the sender to a recognized courier service, or three business days following mailing by registered or certified mail.

10. Assignment and Successors.

(a) This Agreement is personal to the Participant and without the prior written consent of the Company shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns; provided that the Company shall not assign this Agreement except to a parent entity, or a successor to all or substantially all of the business or assets of the Company (or a parent thereof), in a transaction or event to which Section 10 applies. To the extent the Award continues after such event or there remains any unsatisfied obligation of the Company pursuant to Section 4, the Company shall require any successor to all or substantially all of the Company’s business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

11. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof. For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the state of Utah and agree that such litigation shall be conducted in the state courts of the state of Utah or the federal courts of the United States for the District of Utah.

12. Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

13. Entire Agreement. This Agreement and the relevant provisions of the Employment Agreement, constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.

14. Modifications and Amendments; Waivers and Consents. The terms of this Agreement may be modified or amended by the Administrator; provided, however, any modification or amendment of this Agreement shall not, without the consent of the Participant, adversely affect the Participant’s rights under this Agreement, unless such amendment is required by applicable law. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

15. Section 409A. The Award of RSUs evidenced by this Agreement is intended to be exempt from the nonqualified deferred compensation rules of Section 409A of the Code as a “short term deferral” (as that term is used in the final regulations and other guidance issued under Section 409A of the Code, including Treasury Regulation Section 1.409A-1(b)(4)(i)), and shall be construed accordingly.

16. Clawback. Notwithstanding anything to the contrary contained in this Agreement, the Company may recover from the Participant any compensation received from the Award (whether or not settled) or cause the Participant to forfeit the Award (whether or not vested) in accordance with any forfeiture or clawback policy established by the Company generally for executives from time to time.

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